DIREXION INDEXED SYNTHETIC CONVERTIBLE STRATEGY FUND (DXCBX)
DIREXION INDEXED SYNTHETIC CONVERTIBLE STRATEGY BEAR FUND (DXCVX)

EACH A SERIES OF THE DIREXION FUNDS

Supplement dated June 26, 2014 to the
Summary Prospectus, Prospectus and Statement of Additional Information ("SAI")
each dated January 31, 2014

IMPORTANT NOTICE REGARDING CHANGE OF INVESTMENT POLICY FOR THE FUNDS

The Board of Trustees of the Direxion Funds (the "Trust") has approved a change in the name and principal investment strategies for the Direxion Indexed Synthetic Convertible Strategy Fund and the Direxion Indexed
Synthetic Convertible Strategy Bear Fund (the "Funds").  Effective immediately, the Funds will be renamed as shown in the table below:

Current Fund Name
New Fund Name
Direxion Indexed Synthetic Convertible Strategy Fund
Direxion Indexed CVT Strategy Fund
Direxion Indexed Synthetic Convertible Strategy Bear Fund
Direxion Indexed CVT Strategy Bear Fund

Also effective immediately, the Funds' principle investment strategies will be modified as described below.

Direxion Indexed Synthetic Convertible Strategy Fund
The first and second paragraphs on page one (1) of the Prospectus under the "Principal Investment Strategy"
section is replaced with the following:

Principal Investment Strategy
The Fund, under normal circumstances, invests at least 80% of its net assets, plus borrowing for investment purposes if any, in securities that comprise the QES Synthetic Convertible Index (the "Index") and/or
financial instruments that provide exposure to the Index.  The financial instruments in which the Fund may invest include stock index or fixed income futures contracts, swap agreements, including swaps on other investment companies or exchange-traded funds ("ETFs") and options on securities and on stock indices
(collectively "Financial Instruments").

The Fund may also invest in ETFs and fixed income securities that include U.S government, investment grade and high yield fixed-income securities, commonly known as "junk bonds".  Additionally, the Fund may invest the collateral related to Financial Instruments in U.S. government securities, investment grade short-term fixed-income securities, money market instruments, overnight and fixed-term repurchase agreements, cash, and other cash equivalents that have terms-to-maturity of less than 397 days and have high credit profiles.

Direxion Indexed Synthetic Convertible Strategy Bear Fund
The first and second paragraphs on page seven (7) of the Prospectus under the "Principal Investment Strategy"
section is replaced with the following:

Principal Investment Strategy
The Fund, under normal circumstances, invests at least 80% of its net assets, plus any borrowings for investment purposes if any, in the securities that comprise the QES Synthetic Convertible Index ("Index")
and/or financial instruments that, in combination, provide inverse or opposite exposure to the Index through the Fund's use of short positions.  Financial instruments include futures contracts on stock and fixed income indices, swap agreements, including swap agreements on other investment companies or exchange traded funds ("ETFs"), short positions, options on securities and stock indices (collectively "Financial
Instruments").

The Fund may also invest in ETFs and fixed income securities that include U.S. government, investment grade and high yield fixed-income securities, commonly known as "junk bonds".  Additionally, the Fund may invest the collateral related to Financial Instruments in U.S. government securities, investment grade short-term fixed-income securities, money market instruments, overnight and fixed-term repurchase agreements, cash, and other cash equivalents that have terms-to-maturity of less than 397 days and have high quality credit profiles.

Questions regarding these changes may be directed to the Funds at (800) 851-0511.
* * * * *

Please retain this Supplement with the Summary Prospectus, Prospectus and SAI.